Exhibit (e)(8)
26 October 2006
Tan Lay Koon
President and CEO
Dear Lay Koon
Salary Adjustment
We wish to inform that your monthly basic salary is adjusted as follows with effect from November 1, 2006:
Current Salary	:	S$50,000
Adjustment	:	S$7,750
New Salary	:	S$57,750
We wish to express our sincere thanks to you for your support and contribution towards the company.
Kindly note that all salary matters are to be kept strictly confidential and not to be discussed with others.
Yours truly,
/s/ Charles Richard Wofford

Charles Richard Wofford Chairman

● STATS ChipPAC Ltd. 10 Ang Mo Kio Street 65 Techpoint #05-17/20 Singapore 569059 Main: (65) 6824 7777 Fax: (65) 6822 7822 www.statschippac.com Registration Number 199407932D